Exhibit 99.1

Contact:

Jerry Hostetter or Keira Ullrich

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

keiraullrich@smithfieldfoods.com

Smithfield Comments On Fourth Quarter Earnings

Smithfield, Virginia (May 29, 2007)—Smithfield Foods, Inc. (NYSE: SFD) today said that it expects to report fiscal 2007 fourth quarter income from continuing operations in the range of $.30 to $.35 per diluted share.

The company noted these results reflect increased raising costs in its hog production operations and losses in its cattle feeding business. In addition, impairment charges on certain facilities will be recognized in the quarter as well as favorable changes in the company’s income tax rate.

In the fourth quarter the company had strong earnings in its pork segment, including substantially improved packaged meats margins. Smithfield’s international operations continued to show improved profitability versus a loss last year.

Smithfield will report fourth quarter results on June 7.

With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

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